Press Release     Source: NeWave, Inc.

NeWave  Announces  Amended  Financial  Results  for  First  Quarter  2004
Friday  May  28,  4:48  pm  ET

LONG  BEACH, Calif., May 28 /PRNewswire-FirstCall/ -- NeWave, Inc. (OTC Bulletin
Board: NWAV - News) a provider of membership-based online wholesale products and services through its subsidiary OnlineSupplier.com, announced its financial results for the quarter ended March 31, 2004. The Company's complete results are available on its Form 10Q-SB/A for the period ending March 31, 2004.

NeWave, Inc. reported revenue of $1,046,388 and a net loss of ($1,317,366) or ($0.15) per share for the quarter ended March 31, 2004 on basic and diluted weighted average shares outstanding of 8,818,846. Net loss was due largely to significant non-cash charges recorded in the quarter for the issuance of common stock for services.

About  NeWave,  Inc.

NeWave, Inc. through its wholly-owned subsidiary Onlinesupplier.com offers a comprehensive line of products and services at wholesale prices through its online club membership. Additionally, NeWave's technology allows both large complex organizations and small stand-alone businesses to create, manage, and maintain effective website solutions for e-commerce. To find out more about NeWave (OTC Bulletin Board: NWAV - News), visit our websites at www.newave-inc.com or www.onlinesupplier.com. The Company's public financial information and filings can be viewed at www.sec.gov.

Forward  Looking  Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Source:  NeWave,  Inc.